As filed with the Securities and Exchange Commission on January 5, 2001
================================================================================
                           Registration No. 333-49466
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          CELLEGY PHARMACEUTICALS, INC.
           (Exact name of the Registrant as specified in its charter)
          California                                    82-0429727
(State or other jurisdiction of             (I.R.S. employer identification no.)
incorporation or organization)
                      349 OYSTER POINT BOULEVARD, SUITE 200
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 616-2200
 (Address and telephone number of the Registrant's principal executive offices)

                             ----------------------

                               K. MICHAEL FORREST
                             CHIEF EXECUTIVE OFFICER
                          CELLEGY PHARMACEUTICALS, INC.
                      349 OYSTER POINT BOULEVARD, SUITE 200
                          SOUTH SAN FRANCISCO, CA 94080
                                 (650) 616-2200
   (Name, address and telephone number of the Registrant's agent for service)

                             ----------------------

                                   Copies to:
                                 C. KEVIN KELSO
                               FENWICK & WEST LLP
                         TWO PALO ALTO SQUARE, SUITE 800
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600

                             ----------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                      Calculation Of Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
                                                                          Proposed       Proposed Maximum
  Title of Each Class of shares of common stock      Amounts to be         Maximum      Aggregate Offering       Amount of
                to be Registered                     Registered(1)     Offering Price        Price(1)       Registration Fee(3)
                                                                             per
                                                                          Share(1)
--------------------------------------------------------------------------------------------------------------------------------
common stock, no par value                            1,500,000          $7.22 (1)        $10,830,000.00           $2,859.00
--------------------------------------------------------------------------------------------------------------------------------
common stock, no par value                              169,224          $7.22 (1)         $1,221,797.00             $323.00
--------------------------------------------------------------------------------------------------------------------------------
common stock issuable upon exercise of warrants         150,000         $15.00 (2)         $2,250,000.00             $594.00
--------------------------------------------------------------------------------------------------------------------------------
common stock issuable upon exercise of warrants         150,000          $8.50 (2)         $1,275,000.00             $337.00
--------------------------------------------------------------------------------------------------------------------------------
common stock issuable upon exercise of warrants         171,146          $6.60 (2)         $1,129,564.00             $298.00
--------------------------------------------------------------------------------------------------------------------------------
common stock issuable upon exercise of warrants           3,500        $6.8125 (2)            $23,844.00               $6.00
--------------------------------------------------------------------------------------------------------------------------------
                                            Total     2,143,870
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq Stock Market on November 2, 2000.

(2)  Represents the exercise price of the warrants.

(3)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                  Subject to completion, dated January 5, 2001

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                          Cellegy Pharmaceuticals, Inc.
                        2,143,870 shares of common stock

                         -----------------------------

       Cellegy's common stock currently trades on the Nasdaq Stock Market.
         Last reported sale price on January 4, 2001: $5.937 per share.
                              Trading Symbol: CLGY

                         -----------------------------

                                  The Offering

           Up to 2,143,870 shares of Cellegy common stock may be offered and sold over time by the named shareholders in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the shares of common stock in transfers other than public sales.

           The selling shareholders may sell the shares of common stock covered by this prospectus in the open market at prevailing market prices, or in private transactions at negotiated prices. We will not receive any of the proceeds from the sale of these shares.


     This investment involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is January __, 2001

********************************************************************************
     The  information in this prospectus is not complete and may be changed.
     We may not sell these securities until the registration statement filed
     with  the  Securities  and  Exchange  Commission  is  effective.   This
     prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

                         -----------------------------

                                TABLE OF CONTENTS

                         -----------------------------

Forward-looking Statements....3      Plan of Distribution.....................10
The Company...................3      Where You Can Find More Information......12
Risk Factors..................3      Documents Incorporated by Reference......12
Use of Proceeds...............7      Legal Matters............................12
Selling Shareholders..........7      Experts..................................13

       Unless the context otherwise requires, the terms "we," "our," "us" and "Cellegy" refer to Cellegy Pharmaceuticals, Inc., a California corporation and its subsidiaries.

                          FORWARD - LOOKING STATEMENTS

     This Registration Statement on Form S-3 includes forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, and projections about our industry, our beliefs, and our assumptions. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not guarantees of future performance and concern matters that involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Except as required by law, we undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this prospectus. Actual events or results may differ materially from those discussed in this prospectus.

                                   THE COMPANY

     General. We are a development-stage specialty bio-pharmaceutical company engaged in the development of prescription drugs and skin care products based on our patented topical and transdermal drug delivery technologies.

     Cellegy's most advanced prescription product candidates include Anogesic(R) (nitroglycerin ointment), a product for treatment of anal fissures and hemorrhoids, Tostrex(TM) (testosterone gel), a transdermal product for the treatment of male hypogonadism, and Tostrelle(TM) (testosterone gel), a product for treatment of female sexual dysfunction. Anogesic(R) and Tostrex(TM) are currently undergoing Phase III clinical trials. Tostrelle(TM) is undergoing a Phase I/II clinical trial.

     Clinical Trials. The Anogesic(R) Phase III clinical trial is intended to demonstrate reduction in pain of chronic anal fissures. The trial is designed to include approximately 165 to 180 patients enrolled at several study centers in the United States and overseas locations. The study protocol was developed by Cellegy, and the trial is being monitored by outside contract research organizations under Cellegy's guidance. Cellegy expects to file a New Drug Application, or NDA, by the end of 2001, assuming no unforeseen trial recruitment delays and successful clinical trial results. Cellegy is also conducting Phase II trials evaluating Anogesic(R) in the treatment of hemorrhoids and post-surgical hemorrhoidectomy pain.

     The Tostrex(TM) Phase III clinical trial is designed to restore normal levels of testosterone in men with testosterone deficiency, a condition known as male hypogonadism. The trial is being conducted at several study centers in the United States and is being monitored by Cellegy and an outside contract research organization. The trial is currently designed to include approximately 200 to 240 patients, and we expect to file an NDA by the end of 2001, assuming no unexpected delays and successful clinical trial results.

     Tostrelle(TM) is at an early stage of clinical development compared with Anogesic(R) and Tostrex(TM). One Phase I/II study has been completed which evaluated testosterone concentrations following varying doses of Tostrelle(TM) given to post menopausal women. We recently began an expanded Phase I/II trial with approximately 36 women in the United Kingdom designed to determine the optimal dosing regimen of Tostrelle(TM) in surgically-induced menopausal women. If this trial is successful, we plan to meet with the U.S. Food and Drug Administration, or the FDA, to discuss future trials including a larger Phase II/III trial. A number of other factors will impact the timing, size and design of these more advanced clinical trials and final product approvals.

     In addition to prescription drugs, Cellegy is developing and testing a line of non-prescription skin care products. One of its product blends is being marketed through a major specialty retailer in the United States.


                                  RISK FACTORS

     Please carefully consider the specific factors set forth below as well as the other information contained in, or incorporated by reference into, this prospectus before purchasing shares of our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

We have a history of losses, and we expect losses to continue for at least several years.

     Our accumulated deficit as of September 30, 2000 was approximately $47.2 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses for at least the next several years. We plan to increase our operating expenses as we continue to devote significant resources to pre-clinical studies, clinical trials, administrative, marketing and patent activities. We have not generated any significant revenues from royalties or licensing of our technologies, and we expect that it will take several years for our major prescription products to be approved in the larger pharmaceutical markets. Accordingly, without substantial revenues from new corporate collaborations, royalties on product sales or other revenue sources, we expect to incur substantial and increased operating losses in the foreseeable future as our earlier stage potential products move into clinical development, and as we invest in research or acquire additional technologies, product candidates or businesses. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. The amount of future net losses, and the time required to reach profitability, are both highly uncertain. To achieve sustained profitable operations, we must, among other things, successfully discover, develop, obtain regulatory approvals for and market pharmaceutical or cosmeceutical products. We cannot assure you that we will ever be able to achieve or sustain profitability.

Our clinical trial results are very difficult to predict in advance, and failure of one or more clinical trials could adversely affect our business and our stock price.

     Before we obtain regulatory approval for the commercial sale of most potential drug products, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and efficacious for use in the clinical indication for which approval is sought. We cannot assure you that the FDA or other international regulatory authorities will permit us to undertake any future clinical trials for potential products or to continue any of the current clinical trials. To date, we have not sought FDA approval to distribute any products. Moreover, results of pre-clinical studies and early clinical trials may not be good predictors of results that will be obtained in later-stage clinical trials. We cannot assure you that Cellegy's present or future clinical trials, including for example, the current Phase III clinical trials using our Anogesic(R) and Tostrex(TM) products, or the current Phase I/II dose ranging study for Tostrelle(TM), will demonstrate the results required for approval to market these potential products or even to continue with additional clinical development. Because of the independent and blind nature of certain human clinical testing, there will be extended periods during the testing process when we will have only limited, or no, access to information about the status or results of the tests, and this is the case with our current Phase III Anogesic(R) clinical trial. Other pharmaceutical companies have believed that their products performed satisfactorily in early tests, only to find their performance in later tests, including Phase III clinical trials, to be inadequate or unsatisfactory, or that FDA Advisory Committees have declined to recommend approval of the drugs, or that the FDA itself refused approval, with the result that such companies' stock prices have fallen precipitously. If Anogesic(R) or Tostrex(TM) fail to successfully complete the current Phase III trials or related clinical testing, including toxicology studies, our business and stock price would be materially and adversely affected.

Possible FDA regulation of our cosmeceutical products as drugs could prohibit them from being commercialized.

     If the FDA attempted to regulate our cosmeceutical products as drugs rather than cosmetics, we could be delayed or prevented from marketing and receiving revenues from sales of those products. The term "cosmeceuticals" is not defined in the Food, Drug and Cosmetics Act. The FDA has not defined the term by regulation and may consider use of the term to imply drug-like qualities. Cosmeceuticals (a hybrid of the words "cosmetics" and "pharmaceuticals") are products that contain active ingredients which, when applied to the skin, will enhance appearance. Cosmeceuticals which satisfy the definition of a cosmetic under the FD&C Act and which are not also drugs under that statute are not subject to the same FDA requirements as drug products. The FDA may contend that one or more cosmeceutical products, including Cellegy's or competitors' anti-wrinkling products that are currently marketed or may in the future be marketed, are not cosmetics but instead are subject to regulation as drugs, and this could delay or prevent us from marketing these products.

The Company faces intense competition from larger companies, and in the future Cellegy may not have the resources required to develop innovative products. Cellegy's products are subject to competition from existing products.

     The pharmaceutical and cosmeceutical industries are subject to rapid and significant technological change. In the development and marketing of topical prescription drugs, skin care and other cosmeceutical products and drug delivery systems, Cellegy faces intense competition. Cellegy is much smaller in terms of size and resources than many of its competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, cosmetic, consumer product and biotechnology companies, specialized firms, universities and other research institutions. Cellegy's competitors may succeed in developing technologies and products that are more effective than any that we are developing and could render Cellegy's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience. In addition, Cellegy's products are subject to competition from existing products. For example, Cellegy's Tostrex product, if commercialized, is expected to compete with two currently marketed transdermal patch products sold by Alza Corporation and one transdermal testosterone gel product marketed by Unimed/Solvay. Cellegy's Anogesic product, if commercialized, is expected to compete with over-the-counter products, such as Preparation H marketed by American Home Products, and various other prescription products. As a result, we cannot assure you that Cellegy's products under development will be able to compete successfully with existing products or innovative products under development by other organizations.

The type and scope of patent coverage we have may limit the commercial success of our products.

     Cellegy's success depends, in part, on our ability to obtain patent protection for our products and methods, both in the United States and in other countries. Several of Cellegy's products are based on existing compounds with a history of use in humans but are being developed by Cellegy for new therapeutic use in skin diseases. Cellegy cannot obtain composition patent claims on the compound itself, and will instead need to rely on patent claims, if any, directed to use of the compound to treat certain conditions or to specific formulations we are attempting to develop. Cellegy may not be able to prevent a competitor from using our formulations or compounds for a different purpose. We cannot assure you that any additional patents will be issued to Cellegy, that the protection of any patents issued in the future will be commercially valuable or that current or future patents will be held valid if subsequently challenged.

     The patent position of companies engaged in businesses such as Cellegy's business generally is uncertain and involves complex legal and factual questions. There is a substantial backlog of patent applications at the United States Patent and Trademark Office. Further, issued patents can later be held invalid by the patent office issuing the patent or by a court. There can be no assurance that any patent applications relating to Cellegy's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us a competitive advantage. In addition, many other organizations are engaged in research and product development efforts in drug delivery, skin biology and cosmeceutical fields that may overlap with Cellegy's products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Cellegy. These rights may prevent us from commercializing technology, or may require Cellegy to obtain a license from the organizations to use the technology. Cellegy may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, or that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to United States patents as extensively as those rights are protected in the United States. Cellegy is subject to the risk that individuals or organizations located in such countries will engage in development, marketing or sales activities of Cellegy's products.

Our agreement with the University of California may be cancelled if milestones are not achieved or renegotiated.

     In March 1994 we entered into an exclusive license agreement with the University of California giving us exclusive rights to patent rights, jointly held by the University and Cellegy, to certain drug delivery technologies. The University may terminate the agreement if Cellegy does not achieve development and performance milestones. In 1997 Cellegy and the University amended the agreement to modify and extend certain development and commercialization milestones. The current milestones are tied to the achievement of certain clinical, regulatory or product commercialization goals over the next several years. We are currently negotiating an amendment with the University to extend some of the milestone dates. Cellegy has previously satisfactorily negotiated an extension date on milestones associated with this agreement and believes that it will be able to do so again. If an extension cannot be negotiated, a resulting loss of rights to these technologies would have a material effect on some planned products, but no direct impact on our current products undergoing clinical trials.

Our product sales strategy involving corporate partners is highly uncertain. No new partnership agreements have been finalized.

     Cellegy is seeking to enter into agreements with certain corporate partners granting rights to commercialize our lead products, Anogesic(R) and Tostrex(TM). As of the date of this prospectus, however, Cellegy has not entered into any agreements with third parties to commercialize either product. Cellegy may not be able to establish any such collaborative arrangements. Failure to enter into any such arrangements could prevent, delay or otherwise have a material adverse effect on our ability to develop and market Anogesic(R), Tostrex(TM) or other products (particularly in certain international markets) that we desire to commercialize through third party arrangements, and we may not have the resources or the experience to successfully commercialize any such products on our own. Similarly, if we are unable to find another corporate partner to develop or market our cosmeceutical products, they may never be commercialized. If we are able to enter into one or more corporate partner arrangements, we may rely on our partners to conduct clinical trials, obtain regulatory approvals and, if approved, manufacture and market or co-promote these products. However, reliance on third party partners can create risks to our product commercialization efforts. Once agreements are completed, Cellegy may have little or no control over the development of these potential products and little or no opportunity to review clinical data before or after public announcement of results. Further, any arrangements that may be established may not be successful.

We are subject to regulation by regulatory authorities including the FDA, which could delay or prevent marketing of our products.

     Cellegy's prescription products, and our ongoing research and clinical activities such as those relating to Anogesic(R), Tostrex(TM), and Tostrelle(TM), are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Extensive current pre-clinical and clinical testing requirements and the regulatory approval process of the FDA in the United States and of certain foreign regulatory authorities, or additional future government regulations, could prevent or delay regulatory approval of Cellegy's products. Notwithstanding our current relationships with those authorities, disagreements may occur in the future, and one or more of our ongoing or planned clinical trials could be delayed or repeated in order to satisfy regulatory requirements. For example, if our expanded Phase I/II trial regarding Tostrelle(TM) is successful, we plan to meet with the FDA to discuss future trials, and the FDA could impose requirements on future trials that could delay the regulatory approval process. Sales of
Cellegy's products outside the United States are subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of Cellegy's products in those countries.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to develop or market products.

     Throughout our history, we have consumed substantial amounts of cash. Our cash needs are expected to continue to increase significantly over at least the next several years in order to fund the additional expenses required to expand our current research and development programs. Cellegy has no current source of significant ongoing revenues or capital beyond existing cash and investments, and certain product sales of Rectogesic in Australia and to Gryphon, the development subsidiary of a major specialty retailer. In order to complete the research and development and other activities necessary to commercialize our products, additional financing will be required.

     Cellegy will seek private or public equity investments and future collaborative arrangements with third parties to help fund future cash needs. Such funding may not be available on acceptable terms, if at all. Insufficient funding may require Cellegy to delay, reduce or eliminate some or all of our research and development activities or planned clinical trial programs. Cellegy believes that available cash resources and interest earned will be adequate to satisfy its capital needs through at least December 31, 2001.

We currently have no products we sell on our own and have limited sales and marketing experience.

     We may market certain of our products, if successfully developed and approved, through a direct sales force in the United States and through sales and marketing partnership or distribution arrangements outside the United States. Cellegy has very limited experience in sales, marketing or distribution. To market our products directly, we intend to establish a marketing group and direct sales force in the United States or obtain the assistance of our marketing partner. If we enter into marketing or licensing arrangements with established pharmaceutical companies, our revenues will be subject to the terms and conditions of such arrangements and will be dependent on the efforts of our partner. Cellegy may not be able to successfully establish a direct sales force, or assure you that our collaborators may not effectively market any of our potential products, and either circumstance could have a material adverse effect on our business and stock price.

We have not manufactured products before and are dependent on a limited number of critical suppliers.

     Cellegy has no direct experience in manufacturing commercial quantities of products and currently does not have any capacity to manufacture products on a large commercial scale. We currently rely on a limited number of contract manufacturers and suppliers to manufacture our formulations. Although we believe that there will be adequate third party manufacturers, there can be no assurance that we will be able to enter into acceptable agreements with them. In the future, we may not be able to obtain contract manufacturing on commercially acceptable terms for compounds or product formulations in the quantities we need. Manufacturing or quality control problems could occur at the contract manufacturers such that they may not be able to maintain compliance with the FDA's current good manufacturing practice requirements necessary to continue manufacturing our products.

We have very limited staffing and will continue to be dependent upon key employees

     Our success is dependent upon the efforts of a small management team, including K. Michael Forrest, our chief executive officer. We have an employment agreement with Mr. Forrest and certain other officers, but none of our officers is bound by an employment for any specific term. If key individuals leave Cellegy, we could be adversely affected if suitable replacement personnel are not quickly recruited. Our future success depends upon our ability to continue to attract and retain qualified scientific, marketing and technical personnel. There is intense competition for qualified personnel in all functional areas, and competition particularly in the San Francisco Bay Area where our principal facility is located, which make it difficult to attract and retain the qualified personnel necessary for the development and growth of our business.

We are subject to the risk of product liability lawsuits.

     The testing, marketing and sale of human health care products entails an inherent risk of allegations of product liability. We are subject to the risk that substantial product liability claims could be asserted against us in the future. Cellegy has obtained $4 million in insurance coverage relating to our clinical trials. There can be no assurance that Cellegy will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities.

Our stock price could be volatile.

     Our stock price has from time to time experienced significant price and volume fluctuations. Sometimes our stock price has varied depending on fluctuations in the Nasdaq National Market generally, and sometimes fluctuations have resulted from matters more specific to Cellegy, such as an announcement of clinical trial results or other corporate developments. Announcements that could significantly impact our stock price include:

     o  clinical   trial   results,   such  as  results  of  the   Anogesic(R)or
        Tostrex(TM)trials;

     o  developments or disputes concerning patent or proprietary rights;

     o publicity regarding actual or potential clinical results or regulatory developments relating to our products under development or by our competitors; and

     o  period-to-period   fluctuations  in  our  financial  results,  including
        operating expenses or profits.


                                 USE OF PROCEEDS

     If the warrants described under "Selling Shareholders" below are exercised for cash, then we would receive the proceeds from exercise of the warrants. However, we will not receive any proceeds from the sale of the common stock by any of the selling shareholders.


                              SELLING SHAREHOLDERS

     We are registering the shares of common stock pursuant to the following agreements:

     o  a Common  Stock  Purchase  Agreement  dated as of  October  2, 2000 (the
        "October 2000 Agreement"), by and among Cellegy and the selling shareholders named below under the heading "October 2, 2000 Purchasers";

     o a warrant dated March 21, 2000 by Cellegy and Gruntal & Co. L.L.C., dated March 21, 2000, to purchase 150,000 shares of common stock at an exercise price of $8.50 per share at any time or from time to time after March 21, 2001 until March 21, 2004;

     o a warrant dated March 21, 2000, granted by Cellegy to Gruntal to purchase 150,000 shares of common stock at an exercise price of $15.00 per share, at any time from September 21, 2001 until March 21, 2004;

     o a warrant dated June 13, 2000 granted by Cellegy to Richcone Pty Ltd, to purchase up to 171,146 shares of common stock at an exercise price of $6.60 per share, expiring June 13, 2002;

     o the Stock Purchase Agreement dated as of April 14, 2000 by and among Cellegy, Quay Pharmaceuticals Pty Ltd ACN 084 808 882, Richcone Pty Ltd ACN 064 469 861, Cellegy Australia Pty Ltd ACN 092 129 596, and Dr. David Z. Lubowski (the "Cellegy Australia Agreement"); and

     o a warrant dated February 25, 2000 granted by Cellegy to Marc Parham to purchase up to 3,500 shares of common stock at an exercise price of $6.8125 per share in consideration of services provided to Cellegy.

     The warrants to Gruntal were issued in connection with an agreement between Gruntal and Cellegy for Gruntal to provide financial strategy and corporate development advice and services.

     The following table sets forth information based on Cellegy's knowledge as of the date of this prospectus, with respect to the selling shareholders and the shares of the common stock that may be offered pursuant to this prospectus. Except as described below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     Each selling shareholder represented to us, in their respective agreements, that they were purchasing such shares for investment and with no present intention of distributing or reselling such securities. However, in recognition of the fact that each such shareholder, even though purchasing such shares for investment, wishes to be legally permitted to sell the shares when they deem appropriate, we are filing this registration statement. Upon effectiveness, the selling shareholders may from time to time offer and sell any or all of their shares pursuant to this prospectus. Because the selling shareholders are not obligated to sell shares of common stock, and because selling shareholders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares of common stock each selling shareholder will beneficially own after this offering.

                                                     Shares of Common
                                                    Stock Beneficially                           Shares of Common Stock
                                                        Owned (1)                                Beneficially Owned (1)
                                                  Prior to the Offering     Number of Shares       After the Offering
                                                  ---------------------          Being           -----------------------
October 2000 Purchasers                           Number       Percent          Offered           Number         Percent
-----------------------                           ------       -------          -------          ---------       ------
 Four Partners                                   3,550,400(2)   25.8%           425,000          3,125,400        22.7%
   c/o Barry Bloom
       667 Madison Avenue
       New York, NY 10021

Capital Research & Management Company (3)          825,000       6.0%           825,000             --             0.0%
(SMALLCAP World Fund, Inc.)
  c/o Capital Research & Management Company
      333 South Hope Street
      Los Angeles, CA 90071

Framlington Health Fund                            125,000       0.9%           125,000             --             0.0%

Munder Framlington Healthcare Fund                 125,000       0.9%           125,000             --             0.0%

Other Selling Shareholders

Gruntal & Co., L.L.C.                              300,000(4)    2.2%           300,000             --             0.0%

Richcone Pty Ltd                                   340,369(5)    2.5%           340,369             --             0.0%

Quay Pharmaceuticals Pty Ltd                             1       0.0%                 1             --             0.0%

Marc Parham                                          3,500       0.0%             3,500             --             0.0%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Consists of: (i) 1,150,000 shares of common stock owned by Four Partners, including the 425,000 shares covered by this prospectus; (ii) 47,700 shares of common stock owned by Four-Fourteen Partners LLC; (iii) 448,830 shares of common stock owned by The Andrew H. Tisch 1999 Annuity Trust I; (iv) 448,830 shares of common stock owned by The Daniel R. Tisch 1999 Annuity Trust I; (v) 448,830 shares of common stock owned by The James S. Tisch 1999 Annuity Trust I; (vi) 448,830 shares of common stock owned by The Thomas J. Tisch 1999 Annuity Trust I; (vii) 19,200 shares of common stock held by James S. Tisch as custodian for his children; (viii) 129,270 shares of common stock owned by The Andrew H. Tisch 2000 Annuity Trust VI; (ix) 129,270 shares of common stock owned by The Daniel
R. Tisch 2000 Annuity Trust VI; (x) 129,270 shares of common stock owned by The James S. Tisch 2000 Annuity Trust VI; (xi) 129,270 shares of common stock owned by The Thomas J. Tisch 2000 Annuity Trust VI; (xii) 7,500 shares of common stock owned by Felix J. Baker; and (xiii) 13,600 shares of common stock jointly owned by Julian C. Baker and Felix J. Baker through a partnership of which they are the sole partners.

     Four Partners is a New York general partnership, the sole partners of which are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Four Partners might be deemed to be the beneficial owner of the shares of common stock owned by the 1999 Annuity Trust I and the 2000 Annuity Trust VI, by James S. Tisch as custodian enumerated above.

     Cellegy has an agreement that so long as Four Partners and persons and entities associated with Four Partners and/or the Tisch Family own at least 1,250,000 shares of Cellegy Common Stock, that Cellegy will, upon request of such shareholders, increase the authorized number of the members of Cellegy's Board of Directors and cause one designee of such shareholders to be nominated and elected to fill one such position on the Board of Directors. Pursuant to that agreement, Felix Baker was designated and elected a director of Cellegy. In December 2000, Julian C. Baker was also elected a director of Cellegy.

(3) Capital Research & Management Company is the investment adviser to SMALLCAP World Fund, Inc., a public mutual fund, which purchased and is the registered owner of the shares shown in the table.

(4) Consists of a warrant to purchase 150,000 shares exercisable between March 21, 2001 and March 21, 2004 at an exercise price of $8.50 per share, and a warrant to purchase 150,000 shares exercisable between September 21, 2001 and March 21, 2004 at an exercise price of $15.00 per share.

(5) Consists of a warrant dated June 13, 2000, to purchase 171,146 shares at an exercise price of $6.60 per share, and 169,223 shares of common stock.

     Pursuant to the Cellegy Australia Agreement, in June 2000 Cellegy acquired all of the outstanding shares of Cellegy Australia. Before that date, Richcone and Quay Pharmaceuticals had to transferred to Cellegy Australia assets consisting primarily of Quay's product, named Rectogesic (nitroglycerin ointment), for the treatment of anal fissures, and related intellectual property and assets relating to the Australian and South African markets.

                              PLAN OF DISTRIBUTION

     We have filed a Registration Statement of which this prospectus forms a part pursuant to registration rights we granted to the selling shareholders pursuant to the October 2000 Agreement, the Cellegy Australia Agreement, and the Gruntal Warrants.

     To our knowledge, no selling shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the brokers or market makers that will participate in the sale of the shares. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus.

     Who May Sell; How Much; Applicable Restrictions. The selling shareholders may from time to time offer the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling shareholders may arrange for other broker-dealers to participate. The selling shareholders and any such brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters," and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any broker, dealer, agent or underwriter regarding the sale of the shares of common stock by the selling shareholders.

     Manner of Sales and Applicable Restrictions. The selling shareholders will act independently of Cellegy in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq Stock Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

         (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         (c) an over-the-counter distribution in accordance with the Nasdaq rules;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (e)  privately negotiated transactions.

     A selling shareholder may decide not to sell any shares. We cannot assure you that any selling shareholder will use this prospectus to sell any or all of the shares. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling shareholder may transfer, devise or gift the shares by other means not described in this prospectus.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M (which regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other such person). The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     Hedging and Other Certain Transactions with Broker-Dealers. In connection with distributions of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares of common stock registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. Selling shareholders may also loan or pledge the shares of common stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares of common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

     Expenses Associated With Registration. We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the selling shareholders will bear its pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any such selling shareholder.

     Indemnification. Under the terms of the Agreement, we have agreed to indemnify each of the parties to the Agreement and certain other persons against certain liabilities in connection with the offering of the shares of common stock, including liabilities arising under the Securities Act.

     Prospectus Updates; Suspension of this Offering. At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. Under the terms of the Agreement, upon the occurrence of any event known to our executive officers as a result of which this prospectus is known by our executive officers to include an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, the parties have each agreed not to trade shares of common stock from the time the selling shareholder receives notice from Cellegy of such an event until such party receives a prospectus supplement or amendment. Upon the occurrence of such an event, a prospectus supplement or post-effective amendment, if required, will be distributed to the parties.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy and information statements, and other information that we have filed can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements, and other information that is filed electronically with the SEC. This Web site can be accessed at http://www.sec.gov. Our common stock is listed on the Nasdaq Stock Market and reports, proxy statements and other information concerning Cellegy may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, please refer to the Registration Statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. Copies of the Registration Statement, including exhibits thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

     We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein as well). Requests for such copies should be directed to A. Richard Juelis, our Chief Financial Officer, at (650) 616-2200.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents that we have filed with the SEC are incorporated by reference into this prospectus:

         (a) the Registration Statement and the exhibits and schedules filed therewith;

         (b) our annual report on Form 10-K for the fiscal year ended December 31, 1999;

         (c) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1999, including: (1) our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000, and the amendment thereto filed August 9, 2000, and September 30, 2000; (2) our definitive Proxy Statement filed on April 12, 2000; and (3) our Reports on Form 8-K filed on June 15, 2000 and October 5, 2000; and

         (d) all other information that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

     Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this prospectus and the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the Registration Statement.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, our counsel.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================




                          CELLEGY PHARMACEUTICALS, INC.







                        2,143,870 Shares of Common Stock






                              --------------------

                                   PROSPECTUS

                              --------------------







================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

NASDAQ Stock Market Fee                                          $  15,000.00
Securities and Exchange Commission registration fee                  4,417.00
Accounting fees and expenses                                        10,000.00
Legal fees and expenses                                             25,000.00
Miscellaneous                                                        5,000.00
                                                                 ------------
Total                                                            $  59,417.00
                                                                 ------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties to the maximum extent permitted under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Restated Articles also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaws provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. Indemnification may only be authorized by a majority of Registrant's directors or shareholders or by order of a court, unless the agent has been successful on the merits. In addition, the Registrant's policy is to enter into indemnification agreements with each of its officers and directors. These indemnification agreements provide that directors and officers will be indemnified and held harmless to the fullest extent permitted by law. These agreements, together with the Restated Articles, may require the Registrant, among other things, to indemnify such directors, officers and employees against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement referred to below sets forth certain provisions with respect to the indemnification of the Registrant and certain directors, officers, and controlling persons against certain losses and liabilities, including certain liabilities under the Securities Act.

     The Amended and Restated Registration Rights Agreement dated April 10, 1992, entered into by and among the Registrant and various investors, and the Amended and Restated Registration Rights Agreement dated February 10, 1995, entered into by and among the Registrant and various investors provide for cross indemnification of certain holders of Registrant's securities, and of Registrant and its officers and directors for certain liabilities existing under the Securities Act and otherwise.

     The Registrant also maintains a director and officer liability policy.

ITEM 16.  EXHIBITS.

The following exhibits are filed herewith or incorporated by reference herein:

 4.1   Common Stock Purchase Agreement dated as of October 2, 2000. (1)

 4.2   Common Stock Purchase Warrant dated as of March 21, 2000. (1)

 4.3   Common Stock Purchase Warrant dated as of March 21, 2000. (1)

 4.4   Common Stock Purchase Agreement dated as of June 13, 2000. (1)

 4.5   Common Stock Purchase Warrant dated as of April 14, 2000. (1)

 4.6   Common Stock Purchase Warrant dated as of February 25, 2000. (1)

 5.1   Opinion of Counsel regarding the legality of common stock.

23.1   Consent of Ernst & Young LLP, Independent Auditors.

23.2   Consent of Counsel (included in Exhibit 5.1).

24.1   Power of Attorney (see page II-5).
---------------------------
(1)  Previously filed


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on January 4, 2001.

                                        CELLEGY PHARMACEUTICALS, INC.

                                        By: /s/ K. Michael Forrest
                                            ---------------------------
                                            K. Michael Forrest, Chairman and CEO


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                         Date
              ---------                                    -----                         ----
PRINCIPAL EXECUTIVE OFFICER:

 /s/ K.  Michael Forrest
---------------------------------
K. Michael Forrest                             Chairman, Chief Executive Officer,    January 4, 2001
                                               and Director

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

 /s/ A. Richard Juelis
---------------------------------
A. Richard Juelis                              Vice President, Finance,              January 4, 2001
                                               Chief Financial Officer,
                                               and Secretary

DIRECTORS:

 /s/    *
---------------------------------
Carl R. Thornfeldt, M.D.                       Director                              January 4, 2001


 /s/    *
---------------------------------
Jack L. Bowman                                 Director                              January 4, 2001


 /s/    *
---------------------------------
Tobi B. Klar, M.D.                             Director                              January 4, 2001


 /s/    *
---------------------------------
Alan A. Steigrod                               Director                              January 4, 2001


 /s/    *
Larry J. Wells                                 Director                              January 4, 2001


 /s/    *
---------------------------------
Ronald J. Saldarini, Ph.D.                     Director                              January 4, 2001


 /s/    *
---------------------------------
Felix J. Baker, Ph.D.                          Director                              January 4, 2001


* By: K. Michael Forrest                       Attorney-in-fact                      January 4, 2001
      ------------------


                                  EXHIBIT INDEX

  Exhibit
   Number                              Exhibit Title
  -------                              -------------
    4.1        Common Stock Purchase Agreement dated as of October 2, 2000 (1)
    4.2        Common Stock Purchase Warrant dated March 21, 2000 (1)
    4.3        Common Stock Purchase Warrant dated as of March 21, 2000 (1)
    4.4        Common Stock Purchase Agreement dated as of April 14, 2000 (1)
    4.5        Common Stock Purchase Warrant dated as of June 13, 2000 (1)
    4.6        Common Stock Purchase Warrant dated as of February 25, 2000 (1)
    5.1        Opinion of Counsel regarding the legality of common stock
   23.1        Consent of Ernst & Young LLP, Independent Auditors
   23.2        Consent of Counsel (included in Exhibit 5.1)
   24.1        Power of Attorney (see page II-5)

(1)  Previously filed.